Exhibit 10.1

COST SHARE FUNDING ASSUMPTION AGREEMENT

This COST SHARE FUNDING ASSUMPTION AGREEMENT (this “Agreement”) is made, effective as of the Effective Date (defined below), by and between GENERAL ATOMICS, a California corporation (“GA”), and RARE ELEMENT RESOURCES, INC., a Wyoming corporation (“RER”) (each a “Party” and collectively the “Parties”).

RECITALS

WHEREAS RER controls certain mineral rights in the Black Hills National Forest of the Bearlodge Ranger District in Crook County, Wyoming, and has developed plans for a mineral processing facility near Upton, Wyoming, expected to be a source of rare earth elements (“REEs”);

WHEREAS GA and some of its affiliates are engaged in, among other activities, the management of complex technical programs for agencies of the U.S. government, as well as the processing, separation, and production of minerals and the design and engineering of chemical extraction systems pertinent to the processing, separation, and production of REEs;

WHEREAS GA previously responded, with support from RER and others, to Funding Opportunity Announcement Number DE-FOA-0002322, as modified (the “FOA”), issued by the Office of Energy Efficiency and Renewable Energy of the U.S. Department of Energy (the “DOE”);

WHEREAS GA’s response to the FOA proposed a three-phase project consisting of the design, construction, and operation of a demonstration plant in Upton, Wyoming, with GA serving as the prime recipient and RER (and other parties) serving as subrecipients or subcontractors (the “Project”);

WHEREAS the DOE has awarded a cooperative agreement, dated October 1, 2021 (with the reference number DE-0002322), to GA for the Project (the “Cooperative Agreement”);

WHEREAS the Cooperative Agreement provides that up to forty-four million dollars (US$44,000,000) in Allowable Costs (defined below) for the Project would be funded on a cost share basis, fifty percent (50%) by the DOE and fifty percent (50%) by a non-Federal entity;

WHEREAS, in light of the Cooperative Agreement, RER desires to pay for all costs incurred by GA on the Project (including all costs for payments to its subrecipients and subcontractors on the Project) other than (i) any Allowable Costs on the Project funded by the DOE and (ii) any Unallowable Costs (defined below) on the Project above an amount equal to three percent (3.0%) of the total amount of Allowable Costs to be paid by RER, and as part of the foregoing desired commitment RER desires to assume the above-noted non-Federal entity’s fifty percent (50%) cost share funding obligation pursuant to the Cooperative Agreement, and GA desires to accept RER’s offer; and

WHEREAS the Parties desire to enter into this Agreement to memorialize the terms and conditions of the foregoing.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained in this Agreement, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.DEFINITIONS.
1.1.“Agreement” has the meaning set forth in the preamble.
1.2.“Allowable Cost” means (as used in this Agreement) any cost incurred by GA under the Cooperative Agreement (including for payments to any subrecipient or subcontractor on the Project, and including any cost incurred in connection with the Project prior to the date of the Cooperative Agreement) that is authorized and deemed allowable by the DOE under FAR Part 31 and applicable DOE cost principles.
1.3.“Budget Period 1” means October 1, 2021 through September 30, 2022.
1.4.“Budget Period 2” means October 1, 2022 through September 30, 2023.
1.5.“Cooperative Agreement” has the meaning set forth in the recitals.
1.6.“Dispute” has the meaning set forth in Section 7.6.
1.7.“DOE” has the meaning set forth in the recitals.
1.8.“Effective Date” has the meaning set forth in Section 6.
1.9.“FOA” has the meaning set forth in the recitals.
1.10.“GA” has the meaning set forth in the preamble.
1.11.“Party” and “Parties” have the meanings set forth in the preamble.
1.12.“Project” has the meaning set forth in the recitals.
1.13.“Project Completion Date” means the date of completion of the Project pursuant to the Cooperative Agreement.
1.14.“Project Cost” means any Allowable Cost or any Unallowable Cost, as such terms are defined in this Agreement.
1.15.“REEs” has the meaning set forth in the recitals.
1.16.“RER” has the meaning set forth in the preamble.
1.17.“RER-Assumed Costs” has the meaning set forth in Section 2.1.
1.18.“Unallowable Cost” means (as used in this Agreement) any cost incurred by GA in connection with the Project (including for payments to any subrecipient or subcontractor on the Project, and including any cost incurred in connection with the Project prior to the date of the Cooperative Agreement) that is not allowable under FAR Part 31 and applicable DOE cost principles.

1.19.“U.S.” means the United States of America.
2.	ASSUMPTION OF NON-FEDERAL COST SHARE AND OTHER PROJECT COSTS.
2.1.Assumption and Payment Obligations. RER hereby covenants to assume and pay for all Project Costs other than (a) any Allowable Costs funded by the DOE and (b) any Unallowable Costs above an amount equal to three percent (3.0%) of the total amount of Allowable Costs to be paid by RER (collectively, all Project Costs less the amounts to be deducted under the foregoing (a) and (b), the “RER-Assumed Costs”).
2.2.Invoicing. Commencing on the Effective Date and continuing until the Project Completion Date, GA will invoice RER at the end of each month for all RER-Assumed Costs incurred to the date of such invoice in connection with the Project, to the extent not included in a prior invoice. GA will provide reasonable documentation to RER regarding cost items incurred on the Project, and upon reasonable written request from RER, GA shall provide additional specific information regarding cost items incurred on the Project.
2.3.Payment Terms. RER shall make a prepayment to GA of two million, seven hundred thousand dollars (US$2,700,000) on the Effective Date via wire transfer to an account designated in writing by GA, and such prepayment shall be applied to the first two million, seven hundred thousand dollars (US$2,700,000) of RER-Assumed Costs incurred on the Project. Additional prepayments may be required early during Budget Period 2 of the Project to address equipment procurement and demonstration site refurbishment/upgrade requirements; the number and amount of such additional prepayments are dependent on the results of the design effort and procurement plans generated during Budget Period 1, and will be subject to the mutual written agreement of GA and RER to be negotiated by the Parties following the Effective Date. Other than the foregoing prepayment(s), each payment under this Agreement shall be made by RER for the RER-Assumed Costs invoiced to RER, within thirty (30) days after the date of invoice.
2.4.Letter of Commitment. Upon GA’s written request, after the Effective Date, RER shall execute and deliver to GA a letter of commitment for submission to the DOE, in a form acceptable to GA, confirming RER’s assumption of the cost share funding obligation as set forth in this Agreement.
3.TERM AND TERMINATION.
3.1.Term. The term of this Agreement shall commence on the Effective Date and continue until the Project Completion Date, unless terminated earlier as set forth under Section 3.2.
3.2.Termination. Either Party may terminate this Agreement immediately upon written notice to the other Party in the event any of the following occurs: (a) the Cooperative Agreement is terminated for any reason prior to the Project Completion Date; (b) the other Party commits a material breach of its obligations hereunder, and fails to remedy such breach within thirty (30) days of written notice thereof; or (c) the other Party makes an assignment for the benefit of its creditors or files a petition in bankruptcy or makes a proposal or is adjudicated insolvent or bankrupt or such other Party commences any proceedings under any law or statute respecting insolvency or bankruptcy or any such proceedings are commenced against such other Party or a receiver, receiver-manager or trustee is appointed for all or a material part of the property of such other Party, any of which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing.

3.3.Effects of Termination. Upon any early termination of this Agreement, RER shall pay for all costs incurred by or on behalf of GA to wind down the Project other than any Allowable Costs for such wind-down paid for by the DOE; provided, however, that GA will use commercially reasonable efforts to minimize the costs of winding down and terminating the Project. Except as set forth in the foregoing sentence, upon the expiration or termination of this Agreement, RER shall be responsible for paying all RER-Assumed Costs incurred as of the effective date of such expiration or termination.
3.4.Survival. Any provision of this Agreement that imposes or contemplates continuing obligations on a Party will survive the expiration or termination of this Agreement.
4.SUBAWARD.

As between the Parties, all matters related to the Project, including but not limited to allocation to RER of a portion of the scope of work on the Project, will be governed by the terms set forth in the subaward agreement to be negotiated by the Parties.

5.REPRESENTATIONS AND WARRANTIES.
5.1.Representations and Warranties of GA. As of the Effective Date, GA represents and warrants to RER as follows:
5.1.1.Organization. GA is a corporation duly organized, validly existing and in good standing under the laws of the state of California and has the corporate power and authority to own or lease its property and assets and to carry on its business as presently conducted.
5.1.2.Authorization. GA has the corporate power and authority to execute and deliver this Agreement and to perform, or cause to be performed, its obligations under this Agreement. The execution and delivery of this Agreement has been duly authorized by GA, and no other corporate proceedings on the part of GA are necessary to authorize this Agreement. This Agreement has been duly authorized, executed and delivered by GA and constitutes a valid and binding agreement of GA, enforceable against GA in accordance with its terms, except as such may be subject to or limited by bankruptcy, insolvency, reorganization, or other laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
5.1.3.Approvals. The execution, delivery and performance of this Agreement by GA do not require any consent of, notice to or action by any lender or governmental entity, which consent, notice or action has not been made, given or otherwise accomplished.
5.2.Representations and Warranties of RER. RER represents and warrants to GA as follows:
5.2.1.Organization. RER is a corporation duly organized, validly existing and in good standing under the laws of the state of Wyoming and has the corporate power and authority to own or lease its property and assets and to carry on its business as presently conducted.
5.2.2.Authorization. RER has the corporate power and authority to execute and deliver this Agreement and to perform, or cause to be performed, its obligations under this Agreement. The execution and delivery of this Agreement has been duly authorized by RER, and no other corporate proceedings on the part of RER are necessary to authorize this Agreement. This Agreement has been duly authorized, executed and delivered by RER and constitutes a valid and binding agreement of RER, enforceable against RER in accordance with its terms, except as such may be subject to or limited by bankruptcy, insolvency, reorganization, or other laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
5.2.3.Approvals. The execution, delivery and performance of this Agreement by RER do not require any consent of, notice to or action by any lender or governmental entity, which consent, notice or action has not been made, given or otherwise accomplished.
6.CONDITIONS PRECEDENT.

Notwithstanding anything to the contrary in this Agreement, this Agreement shall not become effective, and each Party’s respective obligations under this Agreement shall not become binding, until the first date on which the following conditions precedent have been satisfied (the “Effective Date”): (a) the rights offering by RER’s parent Rare Element Resources Ltd. (“RER Ltd.”), as approved by the RER Ltd. board of directors on October 1, 2021, has completed; and (b) RER Ltd. has raised aggregate proceeds of at least twenty-five million United States Dollars (US$25,000,000) pursuant thereto.

7.MISCELLANEOUS.
7.1.No Agency, Joint Venture or Partnership. The Parties are and will at all times remain independent contractors and are not and shall not represent themselves to be the agent, joint venturer, partner or employee of the other Party or to be related to the other Party other than as an independent contractor. No representations will be made or acts taken by either Party which could establish any apparent relationship of agency, joint venture, partnership or employment and neither Party shall be bound in any manner whatsoever by any agreements, warranties or representations made by the other Party or with respect to any other action of the other Party.
7.2.Notices. All notices, requests, demands, consents and other similar communications under this Agreement shall be in writing (whether or not the other provisions of this Agreement expressly so provide), and shall be deemed to have been given (a) if delivered by hand, upon receipt; or (b) if sent by certified mail, upon receipt of confirmation of delivery, and, in each case (a) or (b), addressed as follows:
If to GA:	General Atomics 3550 General Atomics Court San Diego, California 92121 Attention: Contracts Department
with a copy to:	General Atomics 3550 General Atomics Court San Diego, California 92121 Attention: Law Department
If to RER:	Rare Element Resources, Inc. Attention: Randy Scott Hand Delivery Address: 4 Shining Oak Drive Littleton, Colorado 80127 Mailing Address: PO Box 271049

Littleton, Colorado 80127
with a copy to:	Rare Element Resources, Inc. Attn: Kelli Kast Hand Delivery Address: 4 Shining Oak Drive Littleton, Colorado 80127 Mailing Address: PO Box 271049 Littleton, Colorado 80127
7.3.Assignment; Successors and Assigns. This Agreement may not be assigned by either Party without the other Party’s prior written consent, and any attempt to so assign this Agreement, without such consent, will be void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties, and their respective successors and assigns.
7.4.Publicity. Without obtaining the other Party’s prior written consent, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof, except where such announcement is required to meet stock exchange or other legal requirements, and in such event, the information to be disclosed shall first be notified to the other Party to enable it to comment thereon prior to publication.
7.5.Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the state of Colorado, without reference to the choice of law or conflicts of law principles thereof.
7.6.Arbitration. Any dispute, claim, or controversy arising out of or in connection with this Agreement or the relationship of the Parties, or the breach, termination, enforcement, interpretation, or validity of this Agreement (“Dispute”), including the determination of the scope or applicability of this agreement to arbitrate, shall be finally decided by arbitration in accordance with JAMS Comprehensive Arbitration Rules and Procedures before a panel of three (3) JAMS arbitrators, one (1) selected by GA, one (1) selected by RER, and the third (3rd), who shall be the chairman, selected by agreement of the two (2) arbitrators selected by the Parties. In the event the two (2) arbitrators fail to agree on the selection of the third (3rd) arbitrator within thirty (30) days following the selection of the second (2nd) arbitrator, the chairman shall be selected in accordance with the JAMS Comprehensive Arbitration Rules and Procedures. Subject to any valid requirements of any applicable U.S. statute, the arbitration shall be seated in Denver, Colorado, and except as the arbitrators may direct for good cause shown, the hearings shall be conducted in Denver, Colorado. Each Party may be represented by counsel in any such arbitration. During the course of any arbitration hereunder, the Parties will (i) each bear its own costs and attorneys’ fees and any expert witness fees, and (ii) each bear equally the arbitrators’ fees and expenses. The arbitration shall be conducted in English. Any arbitration under this Agreement shall be confidential, and the Parties may request that the arbitrators issue appropriate protective orders to safeguard each Party’s confidential information. Except as required by applicable law, neither Party may make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrators without the prior written consent of the other Party. Any award rendered by the arbitrators shall be final and binding, and judgment may be entered upon it in any court having jurisdiction. The arbitrators shall have the authority to award temporary, preliminary, and permanent injunctive and equitable relief in the arbitration (in addition to any monetary relief); provided, however, that either Party may opt to seek equitable relief, including emergency injunctive relief, at any time, from a court of competent jurisdiction. The existence of any Dispute, and any related resolution, mediation settlement or arbitration decision, shall be kept in confidence by the Parties, except as required in connection with the recognition and/or enforcement of an arbitration decision or as otherwise required by applicable law.
7.7.Jury Waiver. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY).
7.8.No Intention to Benefit Third Parties. This Agreement is not intended to, and shall not, benefit any third party, or create any third-party beneficiary rights.
7.9.Severability. Should any one or more of the provisions of this Agreement be determined to be invalid, illegal, or unenforceable in any respect, the validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby and the Parties shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.
7.10.Amendments and Waivers. This Agreement may only be amended or modified with the written consent of both Parties. The failure or delay of either Party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right to enforce that provision. No single or partial waiver by either Party of any condition of this Agreement, or any breach of any term, agreement, or covenant of this Agreement or the inaccuracy of any representation or warranty of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.
7.11.Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be deemed to be one and the same agreement. Execution and delivery of this Agreement by delivery of an electronically recorded copy bearing a copy of the signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party.
7.12.Entire Agreement. This Agreement supersedes all prior arrangements, understandings, letters of intent, conversations, and negotiations between the Parties with respect to the subject matter of this Agreement. This Agreement constitutes the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, express, or implied, shall be abrogated and canceled, and are null and void and of no effect.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed by its authorized representative effective as of the Effective Date.

GENERAL ATOMICS	RARE ELEMENT RESOURCES, INC.
By: /s/ Robert Khan for Scott Forney Name: Scott Forney Title: President, GA-EMS	By: /s/ Randall J. Scott Name: Randall J. Scott Title: President

Execution Date; November 30, 2021